STEIN MART, INC.
                             SPLIT DOLLAR AGREEMENT

THIS AGREEMENT, made as of this 1st day of September 1999 by and between STEIN MART, INC., a Corporation with its principal place of business at Jacksonville, Florida, (hereinafter referred to as the "Corporation"), and <<EXECUTIVE NAME>> (hereinafter referred to as the "Executive").

WHEREAS, the Executive is a valued employee of the Corporation and the Corporation wishes to secure, for itself, the benefits of a continuing association with the Executive; and

WHEREAS, the Executive is expected to perform his or her duties in a capable and efficient manner, resulting in substantial growth and productivity to the Corporation; and

WHEREAS, the experience of the Executive is such that assurance of his or her continued services is essential to the future growth and profitability of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                               INSURANCE COVERAGE

The Corporation will enter into various contracts of insurance on the life of the Executive which are listed on Exhibit A. ("Policies")

                                   ARTICLE II
                                PREMIUM PAYMENTS

On or before the due date of each premium payment on the Policies, or within the grace period provided therein, the Corporation shall pay the full amount of the premium to the insurance company providing the insurance coverage.

                                   ARTICLE III
                             BENEFICIARY DESIGNATION

Contemporaneously with the execution of this Agreement, the Executive has executed a Beneficiary Designation form setting forth the name or names of the beneficiary or beneficiaries ("Beneficiary") entitled to receive benefits hereunder. The Executive shall have the right, from time to time, to change the Beneficiary by executing a Beneficiary Designation form and submitting it to the Corporation.

                                   ARTICLE IV
                                 DEATH BENEFITS

The Executive shall be entitled to the following as a Death Benefit:

a. In the event of the Executive's death prior to Retirement (as defined in Article V.), the Beneficiary shall receive from the death proceeds an amount equal to five (5) times the Executive's current annual compensation determined as of July 1 of each Plan Year.

b. In the event of the Executive's death after Retirement, the Beneficiary shall receive from the death proceeds an amount equal to 50% of the amount determined under a, above, as of the Executive's date of Retirement.

All death proceeds of the Policies remaining after the payment of Death Benefits to the Beneficiary shall be paid directly to the Corporation.

                                    ARTICLE V
                                   RETIREMENT

Retirement shall mean the first day of the month following the month in which the Executive ceases employment with the Corporation on or after attaining age 62.

                                   ARTICLE VI
                              PLAN ANNIVERSARY DATE

Plan Anniversary Date shall be every September 1, subsequent to the date this Agreement is executed.
                                   ARTICLE VII
                            TERMINATION OF AGREEMENT

This Agreement shall terminate 30 days after the first to occur of the following events; (A) upon the giving of prior written notice of termination by either party to the other party to this Agreement, with or without the consent of the other party; or (B) the date of the Executive's termination of employment for any reason other than Retirement. Upon Termination of this Agreement, Corporation shall offer the Policies for sale to the Executive for the greater of the policy cash value or the cumulative premiums paid on the policy. If the Executive chooses not to purchase the Policies, the Executive shall cooperate with the Corporation by executing all such documents as are necessary to transfer the Policies to the sole and absolute ownership of the Corporation.

                                  ARTICLE VIII
                               OWNERSHIP OF POLICY

The Corporation shall be the sole and absolute owner of the Policies, and may exercise all ownership rights granted to the owner thereof by the terms of the Policies, except as may be provided herein. In addition, the Corporation shall keep possession of the Policies, but agrees, from time to time, to make the Policies available to the Executive.

                                   ARTICLE IX
                                    BORROWING

The Corporation shall have the right to borrow against the cash value of the Policies, but only in an amount such that the total outstanding loan, plus accrued interest thereon, shall not reduce the net death benefit of the insurance policy to less than the amount payable to the Beneficiary. The Corporation agrees to repay the borrowed amounts to the extent required to ensure the full payment of the Death Benefits to the Beneficiary.

                                    ARTICLE X
                               STATUS OF AGREEMENT

The benefits payable under this Agreement shall be independent of, and in addition to, any other employment agreement that may exist from time to time between the parties hereto, or any other compensation payable by the Corporation to the Executive, whether as salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Corporation to discharge the Executive, or restrict the right of the Executive to terminate his employment, except as to the vesting of benefits under Article VII.

                                   ARTICLE XI
                            REVOCATION AND AMENDMENT

This Agreement may be revoked or be amended in whole or in part by a written agreement signed by both of the parties hereto.

                                   ARTICLE XII
                                  CONSTRUCTION

This Agreement is a Florida contract and shall be construed and enforced in accordance with the laws of the State of Florida.

                                  ARTICLE XIII
                                 NAMED FIDUCIARY

The Compensation Committee of the Board of Directors (or its successor) is hereby designated the "Named Fiduciary" until resignation or removal by the Corporation's Board of Directors. The Named Fiduciary shall be responsible for, and shall have the sole discretion to decide all matters pertaining to the management, control, interpretation and administration of this Agreement. Such discretion includes, but is not limited to, determining the qualification for, and the amount of, benefits payable under this Agreement, and employment or retirement status. The Named Fiduciary shall apply its discretion in good faith and any decisions made in good faith shall be binding upon all parties to this Agreement. The Named Fiduciary may delegate to others certain aspects of the management and operational responsibilities of this Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

                                   ARTICEL XIV
                                CLAIMS PROCEDURE

Claim forms or claim information as to the Policy can be obtained by contacting the Senior Vice President of Human Resources of Stein Mart, Inc., at its corporate headquarters.

When a claimant has a claim which may be covered under the Policy, he or she should contact the Named Fiduciary who will contact the office or the person named above, who will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Named Fiduciary what further requirements are necessary. Under normal circumstances, the Insurer will evaluate the claim and make a decision as to payment within 45 days after receipt of the claim. However, if special circumstances require an extension of time to process a claim, a final decision may be deferred up to 90 days after receipt of the claim if prior to the end of the initial 45-day period the Named Fiduciary is furnished written notice of the special circumstances requiring the extension and the anticipated date of a final decision. If the claim is denied within the applicable period of time set out above, the Named Fiduciary shall receive written notification of the denial, which notice shall set forth the specific reasons for the denial, the relevant provisions of the Policy on which the denial is based, and the claim review procedure under the Policy.

If the claim is payable, a benefit check will be issued to Executive's Named Beneficiary in an amount equal to the benefits payable to such person(s) pursuant to this Agreement and a benefit check will be issued to Corporation in an amount equal to the remaining Policy Proceeds. Benefit checks will be forwarded through the Director of Human Resources of Stein Mart, Inc. In the event a claim is denied or in the event no action is taken on the claim within the above-described period(s) of time, the following procedure shall be used:

a. First in the event that the Named Fiduciary does not timely receive the above-described written notification, the Named
     Fiduciary's request for benefits shall be deemed to be denied as of the last day of the relevant period.

b. Second, the Named Fiduciary shall, in its discretion, take any and all reasonable actions as it deems necessary to perfect the claim.

c. Once a decision has been rendered as to the distribution of proceeds under the claim procedure described above as to the Policy, claims for any benefits due under this Agreement may be made in writing by Corporation or the Executive's Named Beneficiary, as the case may be, to the Named Fiduciary. Under normal circumstances, a final decision on a claimant's request for benefits shall be made within 45 days after receipt of the claim. However, if special circumstances require an extension of time to process a claim, a final decision may be deferred up to 90 days after receipt of the claim if prior to the end of the initial 45-day period the claimant is furnished written notice of the special circumstances requiring the extension and the anticipated date of a final decision. If the claim is denied, in whole or in part, within the applicable period of time set out above, the claimant shall receive written notification of the denial, which notice shall set forth the specific reasons for the denial, the relevant provisions of the Agreement on which the denial is based, and the claim review procedure under the Agreement.

d. In the event a claim is denied or in the event no action is taken on the claim within the above-described period(s) of time, the following procedure shall be used:

     1) First, in the event that the claimant does not timely receive the above-described written notification, the claimant's request for benefits shall be deemed to be denied as of the last day of the relevant period.

     2) Second, a claimant is entitled to a full review of his or her claim after actual or constructive notification of a denial. A claimant desiring a review must make a written request to the Named Fiduciary requesting such a review, which may include whatever comments or arguments the claimant wishes to submit. Incident to the review, the claimant may represent himself or herself or appoint a representative to do so, and will have the right to inspect all documents pertaining to the issue. The Named Fiduciary, in its sole discretion, may schedule any meeting(s) with the claimant and/or the claimant's representative it deems necessary or appropriate to facilitate or expedite its review of a denied claim.

     3) A request for a review must be filed with the Named Fiduciary within 60 days after the denial of the claim for benefits was actually or constructively received by the claimant. If no request is received within the 60-day time limit, the denial of benefits will be final. However, if a request for review of a denied claim is timely filed, the Named Fiduciary must render its decision under normal circumstances within 45 days of the receipt of the request for review. In special circumstances the decision may be delayed if prior to expiration of the initial 45-day period the claimant is notified of the extension, but must in any event be rendered no later than 90 days after the receipt of the request. If the decision on review is not furnished to the claimant within the applicable time period(s) set out above, the claim shall be deemed denied on the last day of the relevant period. All decisions of the Named Fiduciary shall be in writing and shall include specific reasons for whatever action has been taken, and the provisions of the Agreement on which the decision is based.

IN WITNESS WHEREOF, the said Corporation has caused this Agreement to be signed in its corporate name by its duly authorized officer, and properly attested to, and the said Executive has hereunto set his hand, all as of the day and year first above written.



STEIN MART, INC.                                  <<EXECUTIVE NAME>>



By:-----------------------                        ------------------------------

                                STEIN MART, INC.
                       EXHIBIT A TO SPLIT DOLLAR AGREEMENT

The various contracts of insurance as referred to in Article I of the attached Split Dollar Agreement are as follows:


                                   Insurance                          Policy
Insured                            Carrier                            Number(s)
-------                            ---------                          ---------
<<Executive Name>>